Exhibit 99.1

CyberOptics Reports Record Second Quarter Sales

Strong Results Posted Across Sensor, Inspection System and Semiconductor Product Lines

Minneapolis, MN—July 28, 2021—CyberOptics Corporation (Nasdaq: CYBE) today reported record sales of $25.2 million for the second quarter of 2021 ended June 30, an increase of 58% from $16.0 million in the second quarter of 2020. Net income for the second quarter of 2021 was $3.1 million or $0.41 per diluted share, up significantly from earnings of $1.6 million or $0.22 per diluted share in the year-earlier quarter.

Dr. Subodh Kulkarni, president and chief executive officer, said, “CyberOptics’ second quarter sales, which exceeded our guidance for this period, were driven by strong, double-digit sales growth from each of our product lines. Our industry-leading 3D Multi-Reflection Suppression™ (MRS™)-based sensing and inspection products and semiconductor sensors are enabling CyberOptics to take optimum advantage of the robust capital spending environment in our targeted electronics and semiconductor markets. We believe this market strength will continue into the foreseeable future, making us optimistic about our performance in coming quarters.”

Sales of 3D and 2D sensors increased 50% year-over-year to $7.1 million in the second quarter of 2021. Sales of 3D MRS sensors, rose 46% year-over-year to $4.3 million, driven by ongoing demand for these sensors in high-end electronics and semiconductor applications. Sensor sales are forecasted to post robust year-over-year growth in the third quarter of 2021.

Sales of WaferSense® semiconductor sensors increased 53% year-over-year to a record $5.5 million in the second quarter of 2021. Demand for these yield and process improvement sensors is being generated in part by the construction of new semiconductor fabs. Sales of WaferSense products are forecasted to post strong year-over-year growth in the third quarter of 2021.

Sales of inspection and metrology systems rose 64% in the second quarter of 2021 to $12.6 million. Within this product category, second quarter sales of SQ3000™ Multi-Function inspection systems increased 35% year-over-year to $6.3 million. Second quarter system sales also benefited from customer acceptances of $2.4 million of 3D MX3000™ memory module inspection systems. Customer acceptances for $4.9 million of MX3000 systems are expected in this year’s third quarter. Following the end of the second quarter, CyberOptics’ existing customer for its 2D MX600 memory module inspection system placed its first order for a 3D MX3000 system. This order is expected to become revenue in the first quarter of 2022. Also, in this year’s second quarter, CyberOptics received three orders totaling $7.9 million from new and existing customers for SQ3000 systems for mini-LED inspection and metrology. Sales of inspection and metrology systems are forecasted to grow solidly in the third quarter of 2021 on a year-over-year basis.

CyberOptics’ backlog at June 30, 2021 totaled a record $45.3 million, up from $32.4 million at March 31, 2021, reflecting strong order backlogs of 3D MRS sensors, SQ3000 and MX3000 systems, and semiconductor sensors. The Company is forecasting sales of $25.0 to $28.0 million for the third quarter of 2021 ending September 30, compared to $20.8 million in the third quarter of 2020. Its anticipated that there will be no revenue from MX memory module systems in the fourth quarter of 2021 due to normal quarterly variability in the sales of these products. For this reason, sales in the fourth quarter of 2021 are expected to be lower on a sequential quarterly basis. However, strong year-over-year sales growth is anticipated for the fourth quarter of 2021, driven by the Company’s record backlog and the robust capital spending environment.

Kulkarni added, “Our advanced technology platforms have positioned CyberOptics to continue capitalizing upon the attractive growth opportunities in our electronics and semiconductor markets. This makes us confident about our prospects going forward.”

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high-precision 3D sensing technology solutions. CyberOptics’ sensors are used for inspection and metrology in the SMT and semiconductor markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the Company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: a possible world-wide recession or depression resulting from the economic consequences of the COVID-19 pandemic; the negative effect on our revenue and operating results of the COVID-19 crisis on our customers and suppliers and the global supply chain; market conditions in the global SMT and semiconductor capital equipment industries; trade relations between the United States and China and other countries; the timing of orders and shipments of our products, particularly our 3D MRS SQ3000 Multi-Function systems and MX systems for memory module inspection; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics and semiconductor markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; the market acceptance of our SQ3000 Multi-Function systems and products for semiconductor inspection and metrology; costly and time consuming litigation with third parties related to intellectual property infringement; the negative impact on our customers and suppliers due to past and future terrorist threats and attacks and any acts of war; the impact of the MX3000 orders on our consolidated gross margin percentage in any future period; risks related to cancellation or renegotiation of orders we have received; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763-542-5000

Carla Furanna, Vice President of Global Marketing

952-820-5837

 Second Quarter 2021 Conference Call and Replay

CyberOptics will review its second quarter operating results in a conference call at 4:30 P.M. Eastern today. Investors can access the live call by dialing toll-free 866-248-8441 prior to the start of the call and providing the conference ID: 9180687. A webcast of the live conference call, which will be archived for 30 days, can be heard by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. A replay of the conference call, available one hour after the call, can be accessed by dialing 888-203-1112 and providing conference ID: 9180687. The replay will be available for 30 days.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$25,204	$15,996	$42,936	$32,425
Cost of revenue	14,095	8,682	23,448	17,828
Gross margin	11,109	7,314	19,488	14,597
Research and development expenses	2,753	2,182	5,514	4,577
Selling, general and administrative expenses	4,695	3,659	8,583	7,818
Income from operations	3,661	1,473	5,391	2,202
Interest income and other	38	64	60	328
Income before income taxes	3,699	1,537	5,451	2,530
Provision (benefit) for income taxes	590	(96)	901	53
Net income	$3,109	$1,633	$4,550	$2,477
Net income per share - Basic	$0.43	$0.23	$0.62	$0.35
Net income per share - Diluted	$0.41	$0.22	$0.61	$0.33
Weighted average shares outstanding - Basic	7,299	7,198	7,296	7,177
Weighted average shares outstanding - Diluted	7,517	7,447	7,490	7,407

Condensed Consolidated Balance Sheets

	June 30, 2021 (Unaudited)	Dec. 31, 2020
Assets
Cash and cash equivalents	$9,567	$8,399
Marketable securities	7,249	8,121
Accounts receivable, net	22,011	14,735
Inventories	23,266	20,271
Other current assets	1,730	1,576
Total current assets	63,823	53,102

Marketable securities	15,230	14,052
Long-term trade notes receivable	271	418
Intangibles and goodwill, net	1,749	1,691
Equipment and leasehold improvements	3,295	3,235
Right-of-use assets (operating leases)	2,334	2,621
Deferred tax assets	4,233	4,597
Total assets	$90,935	$79,716

Liabilities and Stockholders' Equity
Accounts payable	$11,101	$5,118
Accrued expenses	5,119	4,716
Current operating lease liabilities	841	819
Total current liabilities	17,061	10,653

Other liabilities	470	291
Long-term operating lease liabilities	2,813	3,244
Total liabilities	20,344	14,188

Total stockholders' equity	70,591	65,528
Total liabilities and stockholders' equity	$90,935	$79,716